Exhibit 10.23

AMENDMENT TO THE BOEING 767 AIRCRAFT MODIFICATION AGREEMENT

THIS AMENDMENT TO THE BOEING 767 SPECIAL FREIGHTER MODIFICATION AGREEMENT (“Amendment”) is entered into as of December             2005, by and between Israel Aircraft Industries Ltd., a corporation organized and existing under the laws of the State of Israel (“Contractor”) and ABX Air, Inc., a corporation organized and existing under the laws of the State of Delaware (“ABX”), United States of America.

Preliminary Statements

A. Contractor and ABX are parties to a Boeing 767 Special Freighter Agreement, effective as of December 17, 2001, and as amended from time to time, (the “767 Agreement”).

B. Contractor and ABX desire to amend the 767 Agreement as hereinafter provided to accommodate the requirements of each other.

Statement of Agreement

Contractor and ABX, intending to be legally bound, hereby agree as follows:

1. Definitions. Unless otherwise defined herein, including in the recitations to this Amendment, all capitalized terms used herein shall have the meanings ascribed thereto in the 767 Agreement.

2. Amendments. The 767 Agreement is hereby amended, modified and/or confirmed as follows:

I.     ADDITIONAL AIRCRAFT

ABX may take ownership and delivery of up to twelve (12) additional B767-200 aircraft from Delta Airlines, Inc. (“Delta”) and desires Contractor to perform Cargo Modification on all such additional aircraft that ABX inducts for Cargo Modification.

II.    WITHHELD AIRCRAFT

Contractor and ABX agree and recognize that the twelve (12) additional aircraft (“Withheld Aircraft”) are currently assets of Delta, which has recently filed for

Chapter Eleven protection under U.S. Bankruptcy Code. For the sale of the Withheld Aircraft to be consummated and for ABX to properly take ownership and delivery of the Withheld Aircraft, the court reviewing Delta’s bankruptcy petition must approve and allow the sale of all the Withheld Aircraft to ABX. If the reviewing court approves the sale of all the Withheld Aircraft to ABX and ABX takes delivery from Delta of all the Withheld Aircraft, then the Withheld Aircraft will then become “Additional Aircraft” hereunder and will be subject to the terms and conditions below. If the court reviewing Delta’s Chapter Eleven petition rejects or disallows all or part of the purchase by, or delivery to, ABX of the Withheld Aircraft or ABX is otherwise unable to take delivery of all or part of the Withheld Aircraft from Delta, then such Withheld Aircraft will not be considered Additional Aircraft and neither party hereunder will owe the other party any damages, direct or otherwise, and the obligations and rights of Contractor and ABX hereunder will be null and void.

III.    DELIVERY OBLIGATIONS

Provided ABX takes delivery from Delta of the Withheld Aircraft as described in paragraph II above, this Amendment will serve as ABX’s commitment to Contractor to Deliver the Additional Aircraft to Contractor for Cargo Modification in accordance with the schedule in paragraph VII below. If ABX takes delivery from Delta of all Withheld Aircraft, then ABX is obligated to Deliver no fewer than six (6) Additional Aircraft to Contractor for Cargo Modification. Additional Aircraft will be subject to Cargo Modification by Contractor under the terms and conditions of the 767 Agreement, as amended from time to time, and the terms and conditions hereunder. On no less than nine (9) months written notice to Contractor, ABX reserves the right to cancel any Cargo Modification for any of the Additional Aircraft, provided that in no event shall ABX Deliver fewer than six (6) Additional Aircraft to Contractor for Cargo Modification. Should ABX cancel Cargo Modification for an Additional Aircraft pursuant to the previous sentence on less than twelve (12) months written notice to Contractor, ABX will pay Contractor the sum of Two Million ($2,000,000.00) US Dollars as full and final consideration to Contractor for such cancellation. If ABX gives Contractor at least twelve (12) months written notice to Contractor of its cancellation of Cargo Modification Services for an Additional Aircraft, there will be no cancellation fee and Contractor cannot claim or collect any damages or fees from ABX for such cancellation. In lieu of paying the sum of Two

Million ($2,000,000.00) US Dollars as full and final consideration to Contractor for cancellation of such Cargo Modification on less than twelve (12) months written notice, ABX, in its sole discretion, may pay Contractor the sum of Three Million Eight Hundred Thousand ($3,800,000) US Dollars, which will be a deposit for Contractor’s performance of a Cargo Modification on a future ABX Boeing 767 aircraft and such deposit amount will cover the cost in full for such cancellation and for the cost of the Basic Cargo Modification Kit, which kit will include those parts identified in IAI Master Document List (MDL) Number TR-368-00-00-94100 and aircraft applicability IAI document TR-368-00-00-91716. Should ABX choose to make such deposit, ABX will provide Contractor no less than five (5) months written notice in advance of when ABX desires such Cargo Modification to be performed and the parties will mutually agree on the dates for Delivery and ReDelivery for such aircraft. ABX will have through May 24, 2015 to use such deposit. If Contractor is willing and able to provide the Cargo Modification associated with such deposit in accordance with the terms agreed on by the Parties, then the deposit will be non-refundable.

IV.    CARGO MODIFICATION SPECIFICATIONS

Exhibit 2.1 of the 767 Agreement, which concerns GECAS’s 767 Passenger to Special Freighter Conversion Specification, and the definition of Specification under the 767 Agreement, are amended to include the following:

•	Crew and supernumeraries shall be able to access the main deck cargo compartment in flight or on the ground provided emergency equipment is available;

•	Weight upgrades from 258,000 lbs Maximum Zero Fuel Weight (“MZFW”) to 261,000 lbs;

•	261,000 lbs MZFW to 266,000 lbs MZFW; and

•	The most current and applicable configuration for Cargo Modification is reflected in the latest IDL (Installation Drawing List).

V.    AIRCRAFT LANDING GEAR AND MTOW UPGRADES

The parties acknowledge that ABX has purchased from a third-party eleven (11) ship-sets of heavy main landing gear as of the date of this Amendment and ABX, at its sole option, may purchase three (3) or more heavy main landing gear ship-sets. Heavy main landing gear ship-sets purchased by ABX from a third-party shall be shipped by ABX by sea to Contractor in accordance with the 767 Agreement.

Should ABX in its sole discretion decide to purchase any heavy main landing gear ship-sets from Contractor, ABX will inform Contractor of the same in writing and Contractor will be responsible for locating and providing such heavy main landing gear and ABX will be responsible for the purchase of the heavy main landing gear provided by Contractor, with a cap on such costs to ABX at One Million One Hundred and Ninety-Six Thousand US Dollars ($1,196,000.00) per heavy main landing gear ship-set.

VI.    MTOW WEIGHT UPGRADES

Contractor will provide weight upgrades for the Additional Aircraft as described in the above Specification changes at Maximum Takeoff Weight (“MTOW”) to 351,000 lbs. by October 25, 2006 (due to the pre-line 86 configuration of the Additional Aircraft) for all Additional Aircraft that are scheduled for ReDelivery on or before October 25, 2006. If Contractor does not provide the 351,000lbs MTOW for any or all of the applicable Additional Aircraft by such date, except as a result of Excusable Delay, Contractor will pay ABX Liquidated Damages in accordance with Sections 15.3 & 15.4 of the 767 Agreement, as escalated in accordance thereof, for a total of one (1) Additional Aircraft for each day of delay that any of the Additional Aircraft ReDelivered on or before October 25, 2006 fail to meet all requirements for 351,000lbs MTOW. Each and every Additional Aircraft scheduled to be ReDelivered after October 25, 2006 that does not attain at least 351,000 lbs MTOW as of its scheduled date of ReDelivery will accrue Liquidated Damages in accordance with Sections 15.3 & 15.4 of the 767 Agreement. Nothing in this paragraph is meant to limit any or all rights ABX may have to Liquidated Damages under the 767 Agreement or under any other agreement with Contractor, except as related to failure to ReDeliver an Additional Aircraft with 351,000lbs MTOW as described above.

VII.    INDUCTION AND TURNTIME SCHEDULE

The Turn Time / Schedule for such Additional Aircraft will be as follows:

Aircraft Serial Number*	Aircraft Induction Date	Redelivery Date	Conversion Line	Mod Days	Maintenance Days **	Holidays	Total Turn Time
22216	10/19/2005	02/21/2006	IAI 1	115	8	2	125
22213	01/15/2006	05/25/2006	IAI 1	115	8	7	130
22221	03/1/2006	07/09/2006	IAI 2	115	8	7	130
22217	7/10/2006	11/17/2006	IAI 2	115	8	7	130
22222	09/04/2006	01/14/2007	VEM 1	115	8	9	132
22223	11/12/2006	03/16/2007	IAI 1	115	8	1	124
22225	11/19/2006	03/23/2007	IAI 2	115	8	1	124
22227	01/15/2007	05/29/2007	VEM 1	115	8	11	134
22224	05/30/2007	10/03/2007	VEM 1	115	8	3	126
22215	10/04/2007	02/17/2008	VEM 1	115	8	13	136
22226	02/18/2008	06/25/2008	VEM 1	115	8	5	128
22218	06/26/2008	10/31/2008	VEM 1	115	8	4	127

*	Except for Additional Aircraft serial numbers, 22213, 22221, Additional Aircraft serial numbers are subject to change on no less than thirty (30) days notice prior to Delivery.

**	Whether or not to retain Contractor or VEM for performance of Heavy Maintenance will be at ABX’s sole discretion.

If the ReDelivery of any Additional Aircraft is delayed due to an Excusable Delay, the reminder of the Additional Aircraft Redelivery dates above will be delayed accordingly to allow for such Excusable Delay.

If Contractor ReDelivers any Additional Aircraft prior to its scheduled date of ReDelivery as shown above, Contractor will have a credit for such unused turntime days. Contractor, without penalty, may use such turntime credit for Additional Aircraft in the same conversion line at the same conversion facility, but cannot carry them from different conversion lines or between conversion facilities (i.e., between Contractor’s Tel Aviv facility and VEM). One such turntime credit, if any, is fully used, Liquidated Damages may be accrued against Contractor in accordance with the 767 Agreement.

VIII.    FACILITIES

Pricing for Contractor’s performance of Basic Cargo Modification for the Additional Aircraft will be on a sliding scale as set forth in the table below.

Number of Additional Aircraft Converted	Price For Each Converted Additional Aircraft
1-6	$8,835,000.00
7-8	$8,718,000.00
9-10	$8,618,000.00
11-12	$8,468,000.00

Contractor and ABX acknowledge that IAI’s Subcontractor Varig Engineering and Maintenance facility (“VEM”) meets ABX’s approval; accordingly, six (6) of the Additional Aircraft will be modified at VEM, with any remaining Additional Aircraft to be modified at Contractor’s facility in Tel Aviv, Israel.

IX.    PRICING

•

Contractor’s time and material labor rate for all applicable additional work, routine/non-routines and Heavy Maintenance (C-16 or other heavy maintenance) (collectively, additional work, routine/non-routines and Heavy Maintenance, C-16 or other heavy maintenance, will be “Heavy Maintenance”) will be Forty Nine Dollars and Fifty Cents ($49.50) per labor hour when Heavy Maintenance is performed at Contractor’s Tel Aviv facility. The applicable labor rate for Heavy Maintenance performed at VEM will be Forty-Three Dollars and Fifty Cents ($43.50) per labor hour when performed by VEM at its Porto Alegre facility. The preceding VEM pricing is not applicable when VEM performs such work at its Rio de Janeiro facility. For the purposes of the provision of Heavy Maintenance hereunder, VEM’s Rio de Janeiro facility is a third party maintenance provider. The per labor hour charge for the performance of such Heavy Maintenance by VEM at its Rio de Janeiro facility will be separately negotiated between VEM and ABX;

•

The initial price for the Heavy Maintenance Package, including Cleaning/Dinatrol, in accordance with the specification provided to Contractor by ABX on July 11, 2005, the terms of which are incorporated by reference, is Nine Hundred and Twelve Thousand Four Hundred and Ninety-Seven US Dollars ($912,497.00). This pricing is subject to further review and adjustment by the parties until November 30th, 2005. Notwithstanding anything to the contrary, ABX is not obligated to award Contractor or VEM Heavy Maintenance work. Should. ABX choose to award such Heavy Maintenance work to VEM, Contractor and/or any third party, ABX may in its sole discretion divide such work between maintenance providers as ABX chooses, provided that the Heavy Maintenance is performed separately from the conversion process and does not adversely affect the Delivery dates of the Additional Aircraft into conversion;

•	All the above prices are in 2005 US Dollars and subject to escalation in accordance with the terms of the 767 Agreement;

•

The escalation of the pricing for the Additional Aircraft set out in Exhibit 7.1, except the Basic Cargo Modification pricing, will be lowered to two percent (2%) per year for labor and maintenance from the effective date of this Amendment until December 31, 2008;

•	Contractor will charge ABX Thirty-Three Thousand Seven Hundred and Eighty US Dollars ($33,780.00) to increase the MZFW from 258,000 lbs. to 261,000 lbs per Additional Aircraft;

•	Contractor will charge ABX One Hundred and Forty-Five Thousand US Dollars ($145,000.00) to increase the MZFW from 261,000 lbs. to 266,000 lbs per Additional Aircraft; and

•

Pricing for 261,000 lbs. to 266,000 lbs MZFW will be the same per pound rate as pricing per pound rate for 258,000 lbs. to 261,000 lbs MZFW, provided Contractor is awarded twelve (12) aircraft for Cargo Modification. The lower price per pound rate will begin and continue in effect for any and all aircraft acquired by ABX after the first twelve (12) aircraft contemplated in this Amendment and will continue in effect thereafter unless modified in a signed writing between the Parties.

X.    MISCELLANEOUS

Capitalized terms not otherwise defined herein will have the same meaning as used in the 767 Agreement.

Any term or condition of the 767 Agreement not amended, modified or replaced by this Amendment will remain in full force and effect and is incorporated by reference as if fully restated herein. In the event there is a conflict between the 767 Agreement and this Amendment, this Amendment will control.

(SIGNATURE BLOCK ON THE FOLLOWING PAGE)

This Amendment has been signed by duly authorized agents of Contractor and ABX is effective as of the last date signed below.

Israel Aircraft Industries Ltd. Bedek Aviation Group Aircraft Division	ABX Air, Inc.

Name	Name

Title	Title

Date	Date